Exhibit 10.6
Director Fee Arrangements
Effective October 1, 2022, each non-employee director of Capitol Federal Financial, Inc. (the "Company") receives an annual retainer, paid monthly, of $36,000 for his or her service on the board of directors of Capitol Federal Savings Bank (the "Bank") and $36,000 for his or her service on the Company's board of directors ($72,000 in total). Previously, each non-employee director of the Company received an annual retainer, paid monthly, of $33,000 for his or her service on the board of directors of the Bank and $33,000 for his or her service on the Company’s board of directors ($66,000 in total).
John B. Dicus, Chairman of the Board, President and Chief Executive Officer is paid $12,000 by the Bank and $12,000 by the Company ($24,000 in total) for his service as Chairman of the Bank and Company.